UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRAMERCY PROPERTY TRUST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED JUNE 3, 2013
TO THE PROXY STATEMENT DATED APRIL 30, 2013
FOR THE
2013 ANNUAL MEETING OF COMMON STOCKHOLDERS
AND THE
SPECIAL MEETING OF PREFERRED STOCKHOLDERS
EACH TO BE HELD ON JUNE 25, 2013

TO THE STOCKHOLDERS OF GRAMERCY PROPERTY TRUST INC.:

Gramercy Property Trust Inc., a Maryland corporation (the “Company”), is furnishing this supplement to its proxy statement dated April 30, 2013 (the “Proxy Statement”) related to the annual meeting of the Company’s common stockholders and the special meeting of holders of 8.125% Series A Cumulative Redeemable Preferred Stock of the Company, which are each being held on June 25, 2013. All capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.

The Company is furnishing this supplement solely to correct an inadvertent error in the Proxy Statement. The Proxy Statement incorrectly stated that, as of the Common Stock Record Date, there were 59,376,249 shares of common stock outstanding and entitled to vote at the annual meeting. The correct number of shares of common stock that were outstanding and are entitled to vote at the annual meeting, as of the Common Stock Record Date, is 55,376,249. The difference is the result of the inadvertent inclusion of the Company’s 2,000,000 shares of Class B-1 Non-voting stock and 2,000,000 shares of Class B-2 Non-Voting stock as shares entitled to vote at the annual meeting.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.